UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2014

KID BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

301 Route 17 North, 6th Floor, Rutherford, New Jersey	07070
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey 07073

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE: Kid Brands, Inc. (the “Company”) intends to file its Quarterly Report on Form 10-Q for the Quarter ended March 31, 2014 as soon as is practicable.

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The information required by this item is included in Item 8.01 below, which is incorporated herein by reference thereto.

Section 2 — Financial Information

Item 2.02 Results of Operations and Financial Condition

On May 21, 2014, the Company issued a press release (the “Release”) announcing, among other things, financial results for the quarter ended March 31, 2014.

In the Release, certain financial measures for each of the three months ended March 31, 2014 (“Q1 2014”) and March 31, 2013 (“Q1 2013”) are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net (loss)/income” and “Adjusted net (loss)/income per diluted share” for each of the foregoing periods are non-GAAP financial measures.

Adjusted net (loss)/income is defined as reported net (loss)/income, plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax (loss)/income.

The specific adjustments to reported net loss to derive non-GAAP adjusted net (loss)/income and non-GAAP adjusted net (loss)/income per diluted share for each of Q1 2014 and Q1 2013 are detailed in the reconciliation table at the end of the Release, which is attached hereto as Exhibit 99.1. In addition, as described in such reconciliation table, non-GAAP adjusted net income per diluted share for Q1 2013 includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock options and stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such period, because the Company was in a net loss position, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for Q1 2013, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in the Release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are deemed not to be reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. Consistent with this approach (and as described in the reconciliation table at the end of the Release), for Q1 2013, as one of the adjustments to reported net loss to determine non-GAAP adjusted net income and non-GAAP adjusted net income per diluted share, management has excluded the impact of non-cash stock-based compensation expense pertaining to 250,000 stock options granted to our President and Chief Executive Officer in connection with his appointment, which unlike typical inducement and other equity awards made by the Company, vested upon grant. Management believes that excluding the impact of the expense pertaining to these options will help it (and its investors) to compare current period operating expenses against the operating expenses for prior periods. As a result, the non-GAAP financial measures presented in the Release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the reconciliation table attached to the Release.

The information under this item (including Exhibit 99.1) is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

The information required by this item is included in Item 8.01 below, which is incorporated herein by reference thereto.

Item 2.06 Material Impairments

Due to continued liquidity issues during the first quarter of 2014, the Company again determined that indicators of impairment of its definite-lived and indefinite-lived intangible assets other than the Sassy trade name existed, and as a result conducted testing of all such assets, as of March 31, 2014. Testing of intangibles is based on whether the fair value of such intangibles exceeds their carrying value. The Company determined the fair value of its indefinite-lived intangible assets by performing a projected discounted cash flow analysis based on the Relief-From-Royalty Method. In the Company’s March 31, 2014 analysis, it used a five-year projection period, consistent with prior practice. For the interim testing, the Company, concluded that it was appropriate to retain the assumed royalty rate of 5% for its CoCaLo subsidiary, and as a result of decreased profitability, reduced the assumed royalty rate for its Kids Line subsidiary from 3.0% to 1.0%. The Company concluded that the fair value of the Kids Line and CoCaLo trade names were determined to be lower than their respective carrying values due to revised future cash flow projections resulting from meaningfully lower sales to certain of its major customers. This resulted in non-cash impairments of approximately $2.9 million and $2.8 million to the Kids Line and CoCaLo trade names, respectively, which were recorded in cost of sales in the quarter ended March 31, 2014. In addition, the Company determined that the carrying value of the Kids Line definite lived intangibles exceeded its estimated future cash flows, and recorded a non-cash impairment of approximately $6.1 million for the Kids Line customer relationships in cost of sales in the quarter ended March 31, 2014. Finally, the LaJobi trade names and customer relationships were each determined to be fully impaired as a result of continuing unprofitability of this business unit. Accordingly, an aggregate non-cash impairment charge of approximately $11.8 million (approximately $2.9 million for the LaJobi trade name and approximately $8.9 million for the LaJobi customer relationships) was recorded in cost of sales in the quarter ended March 31, 2014. The foregoing determinations were made by management on May 20, 2014.

Section 8 — Other Events

Item 8.01 Other Events

Capital Resources, Liquidity Assessment, and Ability to Continue as a Going Concern

Our principal sources of liquidity are cash flows from operations, cash and cash equivalents, and availability under our current credit agreement with Salus Capital Partners, LLC, as Lender, Administrative Agent and Collateral Agent (the “Agent”), and the other lenders from time to time party thereto (the “Lenders”) (the “Credit Agreement”). Significant increased liquidity is needed to fund ordinary course working capital requirements, as well as anticipated anti–dumping duty and other Customs duty assessments, related interest and/or related penalties to governmental authorities, any payment requirements resulting from the arbitration with Mr. Bivona, and/or any payment requirements to the Consumer Products Safety Commission (collectively, the “Pending Obligations”), and any unanticipated expenses.

At March 31, 2014 and December 31, 2013 our cash and cash equivalents were $0.3 million and $0.2 million, respectively, our revolving loan availability was $0.9 million and $4.9 million, respectively, and such availability is currently expected to remain very tight for the remainder of 2014. As a result, the Company has had insufficient capital resources to satisfy outstanding payment obligations to certain of its suppliers/manufacturers and other service providers (in an aggregate amount of approximately $16.5 million), several of which have demanded payment in writing, are refusing to ship product, are requiring payment in advance of shipment or production, and/or are otherwise threatening to take action against the Company, including terminating their relationship with the Company and/or initiating legal proceedings for amounts owed (one such supplier has filed a complaint and another has made a demand for arbitration). In connection with these events, the Company received a notice of breach dated April 25, 2014 from one of its LaJobi subsidiary’s material licensors claiming that LaJobi failed to ship licensed goods to the licensor’s customers as a result of outstanding subcontractor invoices. All of the foregoing circumstances (referred to collectively as the “Events of Default”) constituted or may have constituted failures of conditions to lending and/or events of default under the Credit Agreement.

Accordingly, the Company, the Agent and the required Lenders executed a Waiver and Fifth Amendment to Credit Agreement as of May 14, 2014 (“Amendment No. 5”), to waive any failures of conditions to lending and events of default resulting from the Events of Default. In addition, in order to increase the amount of eligible receivables under the Tranche A borrowing base, Amendment No. 5 further reduces the availability block from $3.5 million to $2.768 million for 30 days (such block will return to $3.5 million on June 14, 2014, and will revert to its original amount of $4.0 million on August 1, 2014). Notwithstanding the execution of Amendment No. 5, without a significant increase in available cash, we will continue to be unable to satisfy such obligations (or similar demands/proceedings instituted for payment, which are expected to continue) or make such advanced payments, which will negatively impact our ability to meet our customers’ product demands and likely result in further breaches of our license agreements and certain of our customers ceasing to purchase products from us. All of the foregoing will have a material adverse effect on our financial condition and results of operations, and may result in our bankruptcy or insolvency.

Subsequent to the execution of Amendment No. 5, the Company received a notice of breach and amendment from one of its Sassy subsidiary’s material licensors as a result of a late royalty payment (which was cured prior to receipt of the notice) and breaches arising from cessation of certain shipping and distribution activities.

The Company notified the Agent and the required Lenders of these events (and the breach of various representations and covenants in connection therewith), and has requested a waiver of the failures of conditions to lending and/or events of default arising therefrom. There can be no assurance that that the requested relief will be granted (on terms acceptable to the Company or at all), or that if obtained, the Company will remain in compliance with the Credit Agreement. Unless and until the Company is able to secure a waiver of the failure of conditions to lending, its lenders are entitled to refuse to permit any further draw-downs on the Company’s revolvers. Unless and until the Company is able to secure a waiver of the events of default, its lenders are entitled to, among other things, accelerate the loans under the credit agreement, declare the commitments thereunder to be terminated and/or refuse to permit further draw-downs on the revolvers, seize collateral or take other actions of secured creditors. Any of the foregoing is likely to have a material adverse effect on the Company’s financial condition and results of operations, and to cause us to become bankrupt or insolvent.

With respect to the foregoing, on May 19, 2014 the Company received a notice of default and reservation of rights letter (the “Reservation of Rights Letter”) from the Agent. Pursuant to the Reservation of Rights Letter, the Agent informed the Company that there are a number of failures of conditions to lending and events of default existing under the Credit Agreement and that effective immediately, all loans under the Credit Agreement will bear interest at the default rate set forth in the Credit Agreement (an additional 3.5% per annum). Further, the Reservation of Rights Letter specifies that the Borrowers comply with certain requirements, including, without limitation, the immediate retention of a financial advisor and investment banker in order to prepare their assets and businesses for sale, and delivery of weekly rolling 13-week cash flow forecasts. According to the Reservation of Rights Letter, the Agent and the Lenders are presently evaluating all available courses of action that may be available under the Credit Agreement, law or in equity with respect to the existing events of default, such that their voluntary forbearance does not constitute a waiver of such events of default, and the Agent and Lenders expressly reserve all such rights and remedies with respect thereto. The Reservation of Rights Letter also indicates that while the Lenders are not obligated to make additional loans or otherwise extend credit to the Borrowers, to the extent a Lender makes any such loans or extensions of credit, such loans or extensions of credit shall be made at such Lenders sole discretion, and shall not prevent such Lender from ceasing to make additional loans or other extensions of credit, or to exercise any rights or remedies.

Based on our current operational expectations, the existence of failures of conditions to lending and events of default under the Credit Agreement, the receipt of the Reservation of Rights letter, the current limited availability anticipated under the Credit Agreement even if borrowing continues to be permitted thereunder, the Company’s current inability to meet its payment obligations to certain of its suppliers/manufacturers and service providers and consequently, the demands of certain of its customers (and anticipated decreased sales resulting therefrom), we are currently unable to satisfy our ordinary course working capital requirements. In addition to these near-term liquidity issues, as a result of the uncertainty of the amount and timing of any required payments in respect of the Pending Obligations when finalized, there can be no assurance that we will be in compliance with the financial covenants or will be able to borrow under our Credit Agreement when such obligations become payable, or whether any such payment obligations will result in a further default under such Credit Agreement (the consequences of which are described below). As a result of all of the foregoing, there can be no assurance that we will continue to be permitted to borrow under our Credit Agreement or that our senior lenders will not exercise their rights and remedies under the Credit Agreement or otherwise, and there continues to be substantial doubt about our ability to continue as a going concern (our independent registered public accounting firm issued a report including an explanatory paragraph to that effect with respect to the Company’s financial statements included in the Company’s 2013 Annual Report on Form 10-K).

If the loans are accelerated or commitments terminated (or if we continue to be unable to meet our ordinary course or other working capital requirements), we will face further substantial liquidity problems, be forced to dispose of material assets or operations, seek to obtain equity capital, or restructure or refinance our indebtedness (all of which are currently under consideration as part of our review of strategic and financing alternatives). Such alternative measures may not be available or successful. Also, the covenants under the Credit Agreement may limit our ability to dispose of material assets or operations or to restructure or refinance our indebtedness. Even if we are able to restructure or refinance our indebtedness, the economic terms may not be favorable to us. Any of the foregoing is likely to have a material adverse effect on the Company’s financial condition and results of operations, and cause us to become bankrupt or insolvent. As described above, our liquidity is highly dependent on our ability to borrow under our Credit Agreement, and the continued voluntary forbearance of our senior lenders thereunder, our ability to increase capital resources available to us, and the amount and timing of required payments in respect of the Pending Obligations. Without the ability to borrow under our Credit Agreement, or a sufficient increase in liquidity resulting from operations, as a result of an action or transaction arising out of our review of strategic and financing alternatives, or otherwise, we will continue to be unable to satisfy our ordinary course and other cash requirements, and payments in respect of the Pending Obligations once finalized.

Management Changes

Dean Robinson, the President of the Company’s Sassy subsidiary, has announced his resignation effective May 30, 2014. The Company anticipates assigning Mr. Robinson’s responsibilities, on an interim basis, to other employees of the Company.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1	Press Release of Kid Brands, Inc., dated May 21, 2014, announcing, among other things, financial results for the quarter ended March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2014	KID BRANDS, INC.

	By:	/s/ Kerry Carr
Kerry Carr
Executive Vice President, Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Kid Brands, Inc., dated May 21, 2014, announcing, among other things, financial results for the quarter ended March 31, 2014.